EXHIBIT 10.95


            Construction Agreement of Heat and Steam Network of
   Luannan Heat and Power Plant for Tangshan Pan-Sino Heat Company, Ltd.

    Tangshan Pan-Sino Heat Co., Ltd., is related to Luannan Heat and Power Plant, whose planned capacity is 2x50 MW. In order to achieve the expected social benefits, the construction of Heat and Steam Network will start and proceed simultaneously with the construction of the Luannan Heat and Power Plant, and will finish ahead of the completion of construction of the Luannan Heat and Power Plant. The construction of the Heat and Steam Network will be contracted to Tangshan Heat and Engineering Company.

1. Scope of Construction: 12.1 kilometers hot water pipeline, 8.78 kilometers steam pipeline, heat exchange stations, heat control equipment and civil construction.

2. Cost: The budget of the construction of the Heat and Steam Network is RMB 24,170,000.00 in 1995 RMB. The cost is subject to escalation according to Chinese State Statistic Bureau Price Index (Chinese CPI).

3. Payment Schedule: The contractor will begin construction upon Notice to Proceed. 10% of the total cost will be paid by the owner as down payment. The rest of payment will be paid out according to milestones of the construction of the Network.

4. Construction Schedule: The construction of Heat and Steam Network will start and proceed simultaneously with the construction of the Luannan Heat and Power Plant, and will finish ahead of the completion of construction of the Luannan Heat and Power Plant.

Tangshan Pan-Sino Heat Co., Ltd.   Tangshan Heat and Engineering Company


Legal Representative:              Legal Representative:
Darol Lindloff                     Li Yao
June 20, 1996                      June 20, 1996